SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2014

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23‑2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On November 14, 2014, USA Technologies, Inc. (the "Company"), and Visa U.S.A. Inc. (the "Network"), entered into a new three-year agreement (the "Agreement") effective on October 31, 2014, and replaced the agreement that had previously been entered into between them.

Subject to the terms of the Agreement, the Network has agreed to continue to make available to the Company promotional interchange reimbursement fees for small ticket debit and credit card transactions in the unattended beverage and food vending merchant category code as well as for small ticket regulated debit card transactions in the other unattended vending and/or retail merchant category codes covered by the Agreement. As previously reported, pursuant to regulations that were promulgated pursuant to the so-called Durbin Amendment to the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Network had significantly increased its interchange fees for small ticket regulated debit card transactions effective October 1, 2011. The promotional interchange reimbursement fees provided by the Agreement will allow the Company to continue to accept the Network’s debit card products in the merchant category codes covered by the Agreement without adversely impacting the Company or its customers. During the term of the Agreement, the Company does not anticipate accepting any debit and/or credit cards in the merchant category codes covered by the Agreement with interchange reimbursement fees higher than the rates provided under the Agreement.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: November 20, 2014	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer